EXHIBIT 99.2

ATC Contact: Brad Singer

Chief Financial Officer and Treasurer

Telephone: (617) 375-7500

FOR IMMEDIATE RELEASE

American Tower Corporation Prices Senior Notes Offering

Boston, Massachusetts – September 29, 2004 - American Tower Corporation (NYSE: AMT) today announced that it has agreed to sell $300.0 million principal amount of 7.125% senior notes due October 15, 2012 through an institutional private placement, as previously announced. The notes were priced at par and the aggregate net proceeds to the Company are expected to be approximately $292.8 million. The closing is expected in early October and is subject to customary closing conditions.

The Company intends to use all of the net proceeds to repurchase or redeem a portion of its outstanding 9 3/8% senior notes due 2009.

This announcement is neither an offer to sell nor a solicitation of an offer to buy any of the notes.

The notes have not been registered under the Securities Act of 1933, as amended, or any state securities laws, and are being offered only to qualified institutional buyers in reliance on Rule 144A under the Securities Act. Unless so registered, the notes may not be offered or sold in the United States except pursuant to an exemption from registration requirements of the Securities Act and applicable state securities laws.

This press release contains “forward-looking statements” regarding the company’s ability to complete this private placement. These forward-looking statements involve a number of risks and uncertainties. Among the important factors that could cause actual results to differ materially from those indicated in such forward-looking statements include uncertainties relating to market conditions for corporate debt securities generally, for the securities of telecommunications companies and for the company’s securities in particular.

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